UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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THE BOSTON BEER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2016

Dear Fellow Stockholder:

It is my pleasure to invite you to attend our 2016 Annual Meeting of Stockholders on Wednesday, May 25, 2016 at 9:00 a.m., Eastern Time, at our Samuel Adams Brewery, located at 30 Germania Street, Boston, Massachusetts.

At the Annual Meeting you will be asked to elect three Class A Directors and I, as the direct or indirect holder of 100% of the Company’s Class B Common Stock, will elect six Class B Directors.

In February, we said farewell to longtime Class A Director Pete Cummin, who stepped down after serving on the Board for over 20 years. We will miss his wisdom and unwavering support of our company. As discussed in the Proxy Statement, the Nominating/Governance Committee of the Board of Directors regularly assesses potential areas of expertise that could strengthen the Board to meet new challenges. As a result of this process, in February the Board fixed the number of Directors to be elected at the Annual Meeting at nine, increasing the number of Class B Directors from five to six. In this Proxy Statement you will find information about Michael Spillane, who has been nominated by the Board to serve as a Class A Director, joining Dave Burwick and Jean-Michel Valette. You will also find information about David P. Fialkow, who has been nominated by me to serve as a Class B Director.

Also at the Annual Meeting you will be asked to cast an advisory vote on executive compensation and I will cast a vote to ratify the selection of our independent registered public accounting firm. I always look forward to the Annual Meeting so that I can share news about our company with you and give you the opportunity to sample some of the beers that will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the company, regardless of the number of shares that you own.

The Proxy Statement and Boston Beer’s Annual Report for Fiscal Year 2015 are available at www.bostonbeer.com.

On behalf of the Board of Directors and Boston Beer’s management team, I thank you for your continued confidence and support of Boston Beer and our beers.

Cheers!

Jim Koch

Founder, Brewer, and

Chairman of the Board of Directors

Notice of the 2016 Annual Meeting of Stockholders

May 25, 2016

9:00 A.M., Eastern Time

Samuel Adams Brewery, 30 Germania Street, Boston, Massachusetts

To our Stockholders:

The 2016 Annual Meeting of the Stockholders of The Boston Beer Company, Inc. (“Boston Beer”, the “Company”, “we”, or “us”) will be held on Wednesday, May 25, 2016, at 9:00 a.m. at the Samuel Adams Brewery, located at 30 Germania Street, Boston, Massachusetts.

The Class A Stockholders will meet for the following purposes:

1.	For the election of three (3) Class A Directors, each to serve for a term of one (1) year;
2.	To conduct an advisory vote to approve the compensation of our Named Executive Officers; and
3.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholders will attend for the following purposes:

1.	For the election of six (6) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte Touche Tohmatsu Limited (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2016; and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 28, 2016 as the Record Date for the meeting. Only stockholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and accompanying proxy are being distributed on or about April 13, 2016.

April 13, 2016	Kathleen H. Wade
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 25, 2016

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available on the internet. You may access the Proxy Materials at http://www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend our Annual Meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the shareholder was last known to reside. One way you can ensure that your account remains active is to vote your shares.

We encourage you to vote by the internet or telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote by the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on May 24, 2016.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider regarding the proposals being presented at the Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the Annual Meeting. A Notice of the Online Availability of Proxy Materials has been mailed to all stockholders of record advising that they can: (1) view all Proxy Materials online; or (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only stockholders of record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 28, 2016. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the Class.

2015 Business Highlights

Boston Beer’s business goal is to become the leading supplier in the “Better Beer” and hard cider categories by creating and offering high quality full-flavored beers and hard ciders. With the support of a large, well-trained sales organization and world-class brewers, we strive to achieve this goal by offering great beers and hard ciders and increasing brand availability and awareness through distribution, advertising, point-of-sale, promotional programs, and drinker education.

In late 2014, our Board of Directors and Executive Officers established several strategic and financial goals designed to increase sales and profitability, aggressively manage price and costs to achieve delivered gross margin and earnings goals, invest in our supply chain to meet demand and deliver great beers and hard ciders at competitive economics, and build an organization capable of driving growth and operating our breweries safely, while improving operational efficiencies, optimizing costs, and reducing risk. To that end, in the Company’s fiscal year ended December 26, 2015 (“Fiscal Year 2015”), our significant accomplishments included:

•	Net revenue of $959.9 million, an increase of $56.9 million, or 6%, from 2014

•	Earnings per diluted share of $7.25, an increase of $0.56, or 8%, compared to 2014 earnings per diluted share

•	Depletions (sales by our wholesalers to retailers) growth of approximately 4%

•	Shipments (our sales to our wholesalers) growth of 3.6%

•	Cash and cash equivalents on hand as of the end of Fiscal Year 2015 of $94.2 million

•	Capital expenditures of approximately $74.2 million to expand our capacity, strengthen our organizational capability, and support the growth and increasing complexity of our business

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the nominees for Class B Director, to be decided by the affirmative vote of the holders of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte as our independent registered public accounting firm, to be decided by the affirmative vote of the holders of the outstanding shares of Class B Common Stock.	FOR

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Board Nominees

Class A Director Nominees

Name	Age	Director Since	Principal Occupation	Committees
David A. Burwick	54	2005	President and CEO of Peet’s Coffee & Tea, Inc.	Nom/Gov (Chair), Comp
Michael Spillane	56	-	Vice President & General Manager, Global Footwear, Nike Inc.	-
Jean-Michel Valette*	55	2003	Chairman, Select Comfort Corporation	Audit, Nom/Gov

Class B Director Nominees

Name	Age	Director Since	Principal Occupation	Committees
David P. Fialkow	57	-	Managing Director, General Catalyst Partners	-
Cynthia A. Fisher	55	2012	Founder, Managing Director of WaterRev, LLC	-
C. James Koch	66	1995	Founder and Chairman of Boston Beer	-
Jay Margolis	67	2006	Chairman of Intuit Consulting LLC	Audit, Comp, Nom/Gov
Martin F. Roper	53	1999	President and CEO of Boston Beer	-
Gregg A. Tanner	59	2007	CEO of Dean Foods Company	Audit (Chair)

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; Nom/Gov=Nominating/Governance Committee

* Lead Director

Named Executive Officers

For Fiscal Year 2015, Boston Beer’s “Named Executive Officers” consisted of President and Chief Executive Officer Martin F. Roper, Treasurer and Chief Financial Officer William F. Urich, and the next three most-highly compensated Executive Officers, namely Founder and Chairman C. James Koch, Chief Sales Officer John C. Geist, and Vice President, Brand Development Robert P. Pagano.

Executive Compensation

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company and individual performance targets and equity awards with performance-based vesting linked to depletions growth and time-based vesting linked to service. Overall, Boston Beer believes it should provide competitive pay to its executives and align compensation with achieving its strategic goals and delivering strong company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with an overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards.

CEO Compensation

The mix of potential compensation for our CEO in 2015 included both fixed and variable components, with a significant portion linked to performance. As shown in the chart below, cash incentives provided approximately 59.0% of our CEO’s total potential compensation in 2015.

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Our CEO did not receive any equity grants in 2015. He was granted a significant time-based option effective January 1, 2008 (the “2008 CEO Option”) and received no further equity grants until January 1, 2016. The 2008 CEO Option vests in five equal installments on January 1 in each of the years 2014 to 2018, subject to the CEO’s continued employment with the Company on the corresponding vesting dates. The 2008 CEO Option requires appreciation in the Company’s stock price since the date of grant to exceed a specified market index and also caps the CEO’s appreciation opportunity at seventy dollars ($70.00) per share. The 2008 CEO Option expires with respect to certain shares on December 31, 2017, and with respect to certain other shares on December 31, 2018, subject to earlier termination based on the following conditions: (1) the expiration of twelve months after the CEO ceases to be an employee of the Company, regardless of the reason; or (2) certain change of control situations, subject to the CEO’s right to participate in the transaction giving rise to the change in control, as more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below. The fair value of the 2008 CEO Option was fixed at the time of grant at $6.34 million.

A total of 150,773 shares under the 2008 CEO Option vested on January 1, 2015, all of which the CEO exercised and sold during the 2015 Fiscal Year, realizing gross income of approximately $10.6 million.

The chart below shows the correlation of Company performance and the cash compensation of our CEO over the last five fiscal years from salary and bonuses. CEO compensation reflected on the chart does not include the income realized by the CEO from the sale of shares acquired upon exercise of the 2008 CEO Option and other equity grants made prior to 2008.

Note: 2011 and 2012 EPS growth shown above are calculated based on adjusted EPS of $3.73 for 2011, which excludes the favorable impact of settlements of $1.08 per diluted share in 2011, compared to reported unadjusted EPS of $4.81 for 2011.

As demonstrated by the above chart, the CEO’s cash compensation has risen and fallen with the Company’s growth or decline in depletions and earnings. While the depletions and earnings growth in 2014 exceeded the 2013 growth, the 2014 bonus payout was less than in 2013 due to the Company’s performance relative to expected growth rates.

The Company believes that the CEO’s cash compensation mix is aligned with Company performance through these bonus mechanisms, and that the CEO is also incentivized to create long-term value as a result of his long-term equity grants.

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Other NEO Compensation

The mix of potential compensation for our other Named Executive Officers in 2015 was also consistent with the goals of our executive compensation program. For example, as shown in the chart below, cash incentives and equity awards provided approximately 59.3% of the total potential compensation, in the aggregate, of our other Named Executive Officers.

Of the total potential compensation of our other Named Executive Officers, salary constituted 38% to 45%, bonuses earned (paid in 2016 based on 2015 performance) constituted 7% to 28%, and equity compensation, all of which was in the form of stock options, constituted 24% to 38%. The actual compensation paid to each of our Named Executive Officers is discussed in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement.

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FREQUENTLY ASKED QUESTIONS

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2016 Annual Meeting of Stockholders and at any adjournments thereof.

1.	When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Wednesday, May 25, 2016, at 9:00 a.m. ET at the Samuel Adams Brewery located at 30 Germania Street, Boston, Massachusetts. The Brewery will be open at approximately 8:30 a.m. ET. Stockholders who are entitled to vote may attend the meeting, as well as our invited guests. Each stockholder is permitted to bring one guest. Use of the subway is encouraged due to parking limitations.

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON

Take 93N to exit 18 (Mass Ave and Roxbury Exit). Go straight down Melnea Cass Blvd toward Roxbury. Once on Melnea Cass Blvd you will go through seven lights. At the eighth light take a left on Tremont St (Landmark: Northeastern University and Ruggles T Station will be on your right when you turn onto Tremont St. Note: Tremont St eventually becomes Columbus Ave). Follow Tremont St through seven lights. Take a right on Amory St (Landmark: look for a big, powder blue Muffler Mart shop on the right – directly after Centre Street). Follow Amory St through 2 lights. After the 2nd light take a left on Porter St (Landmark: Directly after Boylston St). Go to the end of Porter St and the Brewery is on the right.

FROM THE NORTH OF BOSTON

Take 93S to exit 18 (Mass Ave and Roxbury exit) and follow the above directions.

FROM THE SUBWAY

Take the Orange Line outbound toward Forest Hills. Exit at the Stony Brook stop. Above ground take a left onto Boylston St. Take your first right onto Amory St. Then take your first left onto Porter St to Brewery gate (the Brewery will be at the end of Porter St on your right).

2.	Who is eligible to vote?

You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 28, 2016 (the “Record Date”). Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the Class. On the Record Date, we had outstanding and entitled to vote 9,371,466 shares of Class A Common Stock, $.01 par value per share, and 3,367,355 shares of Class B Common Stock, $.01 par value per share.

3.	What is the difference between holding shares as a “Stockholder of Record” and as a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Stockholder of Record” (also sometimes referred to as a “Registered Stockholder”). If you are a Stockholder of Record, we sent the Notice directly to you.

If your shares are held by your broker or bank on your behalf, your shares are held in “Street Name” and you are considered a “Beneficial Owner.” If this is the case, the Notice has been forwarded to you by your broker, bank, or other holder of record.

4.	I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, Notice, other evidence of ownership if you voted by mail, or the Notice and photo identification if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 28, 2016, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

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5.	I am a Stockholder of Record. How do I cast my vote?

By Internet or Telephone: You may vote your proxy by the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 24, 2016.

By Mail: If you received printed copies of the Notice of Annual Meeting, Proxy Statement, Proxy Card, and the Annual Report to Stockholders (the “Proxy Materials”), you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

6.	I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the Securities and Exchange Commission (“SEC”) and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders electronically via the internet. Unless you previously asked to receive the printed Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a printed copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.	What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.	As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•	Vote in favor of all nominees;

•	Vote in favor of specific nominees and withhold a favorable vote for specific nominees; or

•	Withhold authority to vote for all nominees.

The Board Recommends a Vote FOR Each of the Nominees.

Item 2: Non-binding Advisory Vote to Approve Boston Beer’s Named Executive Officer Compensation

Voting Choices

•	Vote in favor of the proposal;

•	Vote against the proposal; or

•	Abstain from voting for the proposal.

The Board Recommends a Vote, in an Advisory Manner, FOR Approval of the 2015 Compensation of Boston Beer’s Named Executive Officers and the Compensation Policies and Procedures as Described in this Proxy Statement.

10.	How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.	How will “withhold” votes and abstentions be counted for matters to be voted on by the Class A Stockholders?

Abstentions and “withheld” votes will be counted as present in determining whether the quorum requirement is satisfied. Votes withheld with respect to the election of Class A Directors will have no effect on the election of the nominees. Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes.

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12.	What if I do not specify a choice for a matter when returning a proxy?

If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR each of the agenda items for which you are entitled to vote and have not clearly indicated votes. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment.

13.	What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

14.	May stockholders ask questions at the Annual Meeting?

Yes. There will be a question and answer period after the formal business of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited to two minutes each to present their question. When speaking, stockholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting.

15.	When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

16.	I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by May 2, 2016, or have lost or misplaced your Notice or Proxy Materials, please contact Computershare, at 888-877-2890 or www.computershare.com, to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.	Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering to Boston Beer a signed proxy card with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Kathleen H. Wade. Your most current proxy is the one that will be counted.

18.	Who incurs the expenses of the proxy solicitation?

All reasonable proxy soliciting expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Georgeson Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.	How can I contact Boston Beer?

Our corporate headquarters are located at One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 28, 2016, by:

•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock;

•	Our current Directors, all of whom are nominees for reelection as Directors;

•	Director nominees Michael Spillane and David P. Fialkow;

•	Our Named Executive Officers; and

•	All our current Directors and Executive Officers as a group.

The address of all our Directors and Executive Officers is c/o The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted.

Beneficial ownership is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares are Class A Common Stock, except for shares of Class B Common Stock, all of which are held directly or indirectly by Mr. Koch. Ownership percentages shown below are percentages of all outstanding shares of Class A Common Stock, except in the case of the percentage ownership of Mr. Koch, which shows the percentage of all outstanding shares of Class A and Class B Common Stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

Directors Nominees and Named Executive Officers:
C. James Koch(1)	3,478,240	27.3%
Martin F. Roper(2)	179,430	1.9%
Cynthia A. Fisher(3)	110,021	1.2%
William F. Urich(4)	82,816	*
David A. Burwick(5)	37,275	*
Jean-Michel Valette(6)	36,565	*
Gregg A. Tanner(7)	34,181	*
Jay Margolis(8)	26,181	*
Robert P. Pagano(9)	8,856	*
John C. Geist(10)	8,587	*
Michael Spillane	0	*
David P. Fialkow	0	*
All Directors and Executive Officers as a group (17 people)	3,986,039	31.3%

Owners of 5% or More of the Company’s Outstanding Shares:
FMR LLC(11) 245 Summer Street, Boston, MA 02210	1,113,720	11.7%
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10055	785,819	8.2%
The Vanguard Group(13) 100 Vanguard Blvd., Malvern, PA 19355	651,560	6.8%
Tybourne Capital Management (HK) Limited(14) Tybourne Capital Management Limited Tybourne Kesari Limited Viswanathan Krishnan	552,695	5.8%

*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 432 shares of Class A Common Stock directly held by Mr. Koch; 3,097,355 shares of Class B Common Stock directly held by Mr. Koch; 270,000 shares of Class B Common Stock held as trustee of a grantor-retained annuity trust, together constituting all of the outstanding shares of Class B Common Stock; options to acquire 31,531 shares of Class A Common Stock exercisable currently or within sixty (60) days; 23,486 shares of Class A Common Stock held by Mr. Koch as custodian for the benefit of his minor children, and 5,000 shares of Class A Common Stock held as trustee in a trust of which Mr. Koch is the sole beneficiary. Also includes 50,436 shares of Class A Common Stock reported as beneficially owned by Cynthia A. Fisher, Mr. Koch’s spouse, consisting of 3,656 shares of Class A Common Stock held as custodian for the benefit of her minor children, 2,532 shares of Class A Common Stock held as trustee of irrevocable trusts for the benefit of her minor children, and 44,248 shares of Class A Common Stock held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Mr. Roper’s shares include options to acquire 177,157 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(3)	Ms. Fisher’s shares include options to acquire 8,662 shares of Class A Common Stock exercisable currently or within sixty (60) days. Ms. Fisher’s shares also include 3,656 shares of Class A Common Stock held by Ms. Fisher as custodian for the benefit of her minor children; 2,532 shares of Class A Common Stock held by Ms. Fisher as trustee of irrevocable trusts for the benefit of her minor children; 44,248 shares of Class A Common Stock held by Ms. Fisher as trustee of a collection of generation-skipping trusts; and 27,437 shares of Class A Common Stock held in trust by a limited liability company of which Ms. Fisher is the manager and to which Ms. Fisher disclaims beneficial ownership. Also includes 23,486 shares of Class A Common Stock reported as beneficially owned by Mr. Koch, Ms. Fisher’s spouse, as custodian for the benefit of their minor children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership.
(4)	Mr. Urich’s shares include options to acquire 79,000 shares of Class A Common Stock exercisable currently or within sixty (60) days. Mr. Urich, an NEO in 2015, retired on February 19, 2016.
(5)	Mr. Burwick’s shares include options to acquire 36,181 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(6)	Mr. Valette’s shares include options to acquire 20,065 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(7)	Mr. Tanner’s shares consist of options to acquire 34,181 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(8)	Mr. Margolis’ shares include options to acquire 23,681 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(9)	Mr. Pagano’s shares consist of options to acquire 8,856 shares of Class A Common Stock exercisable currently or within sixty (60) days. Mr. Pagano, an NEO in 2015, retired on March 31, 2016.
(10)	Mr. Geist’s shares include options to acquire 8,000 shares of Class A Common Stock exercisable currently or within sixty (60) days and 437 shares of Class A Common Stock purchased under the Company’s Investment Share Program which are not yet vested.
(11)	Information is based on a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, which reported sole voting power with respect to 53,764 shares and sole dispositive power with respect to 1,113,720 shares.
(12)	Information is based on a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc., which reported sole voting power with respect to 766,195 shares and sole dispositive power with respect to 785,819 shares.
(13)	Information is based on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, which reported sole voting power with respect to 20,255 shares, shared voting power with respect to 700 shares, sole dispositive power with respect to 631,205 shares, and shared dispositive power with respect to 20,355 shares.
(14)	Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by Tybourne Capital Management (HK) Limited, which reported sole voting power with respect to 0 shares, shared voting power with respect to 552,695 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 552,695 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and Executive Officers and persons who own more than 10% of our outstanding Class A Common Stock to file reports regarding their beneficial ownership of our stock with the SEC. Based solely upon a review of those filings furnished to us and written representations in the case of our Directors and Executive Officers, we believe all reports required to be filed under Section 16(a) with the SEC were timely filed in 2015, with three exceptions: Mr. Koch, Mr. Pagano, and Ms. Ai-Li Lim, our Vice President, Human Resources, each filed one Form 4 late, with each Form 4 reporting one transaction, due to administrative oversight.

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NOMINEES FOR BOARD OF DIRECTORS

The nominees for our Board of Directors have been proposed in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. Below are the nominees for election as Class A and Class B Directors, respectively, for a one-year term ending at the close of the 2017 Annual Meeting. As outlined in more detail below, each nominee has extensive business and senior management experience, and together they represent a diverse group of individuals with particular skills and experience in the areas that we consider to be the most critical to our business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management.

Nominees for Class A Director

We recommend that holders of Class A Common Stock vote “FOR” each nominee listed.

David A. Burwick

Independent Class A Director Nominee

Age: 54

Director Since: 2005

Committees: Nominating/Governance Committee (Chair), Compensation Committee

Other Public Company Directorships: None

In December 2012, Mr. Burwick was appointed President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in California. Prior to this role, starting in April 2010, Mr. Burwick served as President, North America of Weight Watchers International, Inc., a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick previously had been Senior Vice President and Chief Marketing Officer of PepsiCo North American Beverages, headquartered in Purchase, New York, until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience in marketing consumer products. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies. Mr. Burwick’s broad senior management experience is also an asset to our Compensation Committee, on which he has served since May 2005, including as Chair from May 2006 to May 2013, and our Nominating/Governance Committee, on which he has served since May 2005.

Michael Spillane

Independent Class A Director Nominee

Age: 56

Committees: –

Other Public Company Directorships: None

Mr. Spillane currently serves as Vice President and General Manager of Global Footwear at Nike, Inc., a publicly-traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since June 2015. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. His wide-ranging experience in consumer goods marketing, particularly in the areas of digital marketing and strategy, will be a major asset should he be elected to the Board.

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Jean-Michel Valette

Independent Class A Director Nominee

Age: 55

Director Since: 2003; Lead Director since 2013

Committees: Nominating/Governance Committee, Audit Committee

Other Public Company Directorships: Select Comfort Corporation

Mr. Valette currently serves as an independent advisor to select branded consumer companies. Until November 2012 he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company; since then he is a Director and Chairman of its Audit and Valuation Committees. He is also Chairman of the Board and a member of the Audit Committee of Select Comfort Corporation (NASDAQ: SCSS), a Minneapolis-based bedding company. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of Boston Beer.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than twenty-five years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette served as the Chair of our Nominating/Governance Committee from May 2004 until May 2013 and has served as a member of our Audit Committee since May 2003. He was named Boston Beer’s Lead Director in May 2013.

Nominees for Class B Director

David P. Fialkow

Independent Class B Director Nominee

Age: 57

Committees: –

Other Public Company Directorships: None

Mr. Fialkow is Managing Director of General Catalyst Partners, a venture capital firm with offices in Boston, New York, and California that he co-founded in 2000. In his capacity as Managing Director at General Catalyst Partners, he serves on the Board of Directors on a number of privately-held companies. Prior to that, he co-founded and sold four companies: National Leisure Group, Alliance Development Group, Retail Growth ATM Systems, and Starboard Cruise Services. His focus areas include travel, financial services, and e-commerce. Mr. Fialkow also sits on the boards of various not-for-profit entities, including the Pan-Mass Challenge, Facing History and Ourselves, and Debate Mate. He has raised millions of dollars for children’s programs by biking, running, climbing, and rowing.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Fialkow would bring extensive entrepreneurial, operational, senior management, and board-level experience, including in the areas of venture capital, technology, consumer marketing, specialty retail, and corporate governance, should he be elected to the Board.

Cynthia A. Fisher

Class B Director Nominee

Age: 55

Director Since: 2012

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

In 2011, Ms. Fisher founded WaterRev, LLC, an investment firm located in Newton, Massachusetts, focused on companies with novel technologies that enable sustainable practices of water use. She is an independent investor and consults to corporate boards and executive management teams. She also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly-held real estate investment trust. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as CEO of Viacord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company and successor to ViaCord, which went public in 2005. Ms. Fisher served as ViaCell’s President from 2000 to 2001 and as a member of its Board of Directors until 2002. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman of the Board of Directors.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher serves on the Board of Directors of two public companies and on the Board of Directors of several nonprofit businesses, including Water.org and Ursinus College, the Harvard Medical School Discovery Advisory Council, the Board of Advisors for the Micheli Center for Sports Injury Prevention, and FitMoney, Inc. She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

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C. James Koch

Class B Director Nominee

Age: 66

Director Since: 1995

Committees: None

Other Public Company Directorships: None

Mr. Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. He also served as the Company’s Secretary/Clerk until May 2010. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm, with a focus on manufacturing.

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-two years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, is a testament to his skill in brewing, strategy, brand development, and industry leadership.

Jay Margolis

Independent Class B Director Nominee

Age: 67

Director Since: 2006

Committees: Audit Committee, Compensation Committee, Nominating/ Governance Committee

Other Public Company Directorships: None

Mr. Margolis is Chairman of Intuit Consulting LLC, a consulting firm specializing in retail, fashion, and consumer products located in Watermill, New York. From February 2013 to March 2015, Mr. Margolis was Chairman and CEO of Caché, Inc., a publicly-held specialty chain of women’s apparel stores headquartered in New York. From August 2008 to April 2014, he served on the Board of Directors of Godiva Chocolatier Inc., a privately-held, high-end specialty chocolate manufacturer and retailer, with its North American headquarters located in New York, New York. From October 2005 through July 2007, Mr. Margolis served as the President and CEO of the Apparel Group of Limited Brands located in Ohio. Before assuming that position, he had been President and Chief Operating Officer of Massachusetts-based Reebok, Inc. since 2001, where he also served as a Director.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Margolis has significant knowledge in consumer products retailing, merchandising, consumer insights, strategic planning, and public company corporate governance. His extensive senior management experience has been an asset to the Board since he became a Director in 2006. Mr. Margolis has served on our Compensation and Nominating/Governance Committees since May 2006 and re-joined the Audit Committee in May 2013, after having previously served on the Audit Committee from May 2006 to December 2007.

Martin F. Roper

Class B Director Nominee

Age: 53

Director Since: 1999

Committees: None

Other Public Company Directorships: Lumber Liquidators, Inc.

Mr. Roper is Boston Beer’s President and Chief Executive Officer, a position he has held since January 2001. Mr. Roper joined Boston Beer as Vice President of Manufacturing and Business Development in September 1994, became the Chief Operating Officer in April 1997, and became President and Chief Operating Officer in December 1999. In April 2006, Mr. Roper joined the Board of Directors of Lumber Liquidators, Inc. (NYSE: LL), a Virginia-based hardwood flooring retailer, where he serves as Chair of its Compensation Committee and a member of its Audit Committee. Prior to joining Boston Beer, he worked as a strategy consultant and led small manufacturing companies in turn-around situations.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Roper’s experience, both prior to and since joining Boston Beer, provides strength in operations, strategy, finance, public company corporate governance, and general management.

Gregg A. Tanner

Independent Class B Director Nominee

Age: 59

Director Since: 2007

Committees: Audit Committee (Chair)

Other Public Company Directorships: Dean Foods Company

Mr. Tanner is currently Chief Executive Officer of Dean Foods Company (NYSE: DF), a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States, located in Dallas, Texas, a position he has held since November 2012. Prior to serving as CEO, Mr. Tanner served as the Chief Supply Chain Officer and President of its Fresh Dairy Direct division since November 2007. From July 2006 through October 2007, Mr. Tanner was Senior Vice President of Global Operations for The Hershey Company of Hershey, Pennsylvania. He was with ConAgra Foods of Omaha, Nebraska from September 2001 through July 2005, holding the position of Senior Vice President, Retail Supply Chain from June 2002 through July 2005. Prior to that, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Tanner has more than thirty-five years of operations, supply chain management, and general management experience in the food and beverage industry, with significant experience in risk management. He also qualifies as a financial expert in that he has overseen profits, losses, and balance sheets in senior executive roles for S&P 500 companies. Mr. Tanner has been a member of our Audit Committee since he joined the Board in December 2007.

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CORPORATE GOVERNANCE

We are committed to having effective corporate governance and high ethical standards because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on our investor website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to our Investor Relations Department, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

The Board currently consists of seven Directors, comprised of two Directors who were elected by the Class A Stockholders and five Directors who were elected by the Class B Stockholder. Mr. Cummin, who was a Class A Director, retired from the Board on February 10, 2016. In February 2016, the Board of Directors fixed the number of Directors at nine Directors to be elected at the 2016 Annual Meeting. In addition to the nomination of all current members of the Board for re-election, the Nominating/Governance Committee nominated Mr. Spillane for election as a Class A Director to succeed Mr. Cummin and Mr. Fialkow for election as a Class B Director.

Six of the nine nominees for election as Director, namely Mr. Burwick, Mr. Fialkow, Mr. Margolis, Mr. Spillane, Mr. Tanner, and Mr. Valette have no material relationship with Boston Beer (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. Only independent Directors serve as members of the Audit, Compensation, and Nominating/Governance Committees.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of beer quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

On May 29, 2013, upon the recommendation of the Nominating/Governance Committee, the non-management members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-management members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a lead capacity to coordinate the activities of the other non-management Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-management Directors and reporting to the Board concerning such meetings; (iii) reviewing Board agendas in collaboration with the Chairman and CEO and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO and other Directors; (v) serving as the principal liaison for consultation and communication between Directors and stockholders; and (vi) advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The non-management Directors generally meet in executive sessions without management as part of each regularly-scheduled Board meeting. A portion of each executive session includes the Chairman and the one non-management Director who is not independent, and another portion includes only the independent Directors. The Lead Director leads these sessions, and at the conclusion of each executive session reports back to the Chairman and the CEO on the executive session discussions. The independent Directors met formally in executive sessions four times during Fiscal Year 2015.

Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its responsibilities set forth in its charter. As further described below under the headings “Audit Committee” and “Compensation Committee,” the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes and the Compensation Committee reviews the risks associated with Boston Beer’s compensation practices.

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Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Officers, and other employees are required to report any proposed related-party transactions to our Compliance Officer, who will bring them to the attention of the Audit Committee. Since the beginning of the last fiscal year, we have not entered into any transaction with any of our Officers, Directors, their immediate family members, or any stockholder owning 5% or more of our outstanding stock, nor do we currently have any proposed transactions, in which Boston Beer is or was a participant and in which any such related person had or will have a direct or indirect material interest.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend meetings of stockholders.

During Fiscal Year 2015, there were four regular meetings and two special telephonic meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which he or she served.

All Directors attended the 2015 Annual Meeting of Stockholders, which was held at our brewery in Boston, Massachusetts. Mr. Cummin attended the meeting by telephone and all other Directors attended in person. At this meeting, the Directors had the opportunity to meet directly with several of our individual stockholders, many of whom have held stock since our initial public offering in 1995.

Board Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. Membership on these committees is limited to independent Directors. Membership on the Committees of the Board of Directors currently is:

Director	Audit	Compensation	Nom/Gov
David A. Burwick		X	Chair
Jay Margolis	X	X	X
Gregg A. Tanner	Chair
Jean-Michel Valette	X		X

Ms. Fisher, Mr. Koch, and Mr. Roper are not independent Directors. Prior to his retirement, Mr. Cummin served as Chair of the Compensation Committee and as a member of the Audit Committee.

Each of the committees operates under a written charter adopted by the Board and reviews these charters annually and makes recommendations for revisions to the Board. On February 12, 2014, the Board voted to amend the Corporate Governance Guidelines and the Charters for the Audit, Compensation, and Nominating/Governance Committees. Effective as of October 8, 2014, and February 10, 2016, the Board again amended the Compensation Committee Charter. Copies of the respective charters, as amended and currently in effect, are available on Boston Beer’s investor website, www.bostonbeer.com. The function of each committee and attendance during 2015 are described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee appoints, evaluates and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting, and the fees for such audits; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other risks that may have a significant impact on the Company’s financial statements. Each year, the Audit Committee reviews its charter and its performance and prepares the Audit Committee Report for inclusion in the annual proxy statement.

The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer’s business. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses with Boston Beer’s Senior Director, Assurance, who is also responsible for the internal audit function, and with representatives of the Company’s independent registered public accounting firm, potential material risks to the Company, and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2015 included safety, product quality, regulatory and legal compliance, scalability for growth and complexity, and brand image. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors.

The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times in 2015, all telephonically, with all members being in attendance and participating at all of those meetings. The CEO, the CFO, and the Chief Accounting Officer also attended each of the meetings, but recused themselves when the Audit Committee met in executive sessions with the Senior Director, Assurance or with the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of Boston Beer’s Officers and Directors by evaluating and approving the Company’s compensation programs and policies for the Officers and Directors. The Committee provides general oversight of Boston Beer’s compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Executive Officers and Directors of the Company; reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and other Executive Officers; evaluates the performance of the Chairman and the CEO and other Executive Officers in light of those goals and objectives; and sets the compensation level for the Chairman, the CEO, and the other Executive Officers.

Members of the Compensation Committee perform an annual evaluation of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers. The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to executives, but with respect to the Company as a whole. In carrying out its responsibilities, the Compensation Committee reports to the Board of Directors on a regular basis; reviews its own performance; reviews and reassesses the adequacy of its charter and recommends to the Board of Directors for its approval any proposed changes to the Committee Charter. The Committee also issues an annual report, including a discussion and analysis of executive compensation, for inclusion in the Proxy Statement.

In February 2013, the Compensation Committee considered and recommended to the Board the adoption of equity ownership guidelines for Directors and Executive Officers of the Company, which guidelines are more specifically discussed in the CD&A section of this Proxy Statement. It also reviewed and supported the recommendation of the Nominating/Governance Committee regarding the adoption of a formal policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and other employees who are privy to material non-public information. Both policies were unanimously adopted by the Board in February 2013 and later incorporated into the Corporate Governance Guidelines and the Compensation Committee Charter. The Compensation Committee has subsequently reviewed the progress made on the equity ownership guidelines on two separate occasions, which progress is discussed in more detail under the heading “Additional Compensation Policies and Practices” in this Proxy Statement.

On December 9, 2015, based on the Compensation Committee’s recommendation, the Board of Directors amended our Employee Equity Incentive Plan, or the “EEIP”, to increase the number of Class A Shares issuable under the plan by 700,000 shares, which increase was ratified by the Class B Stockholders. A copy of the currently effective EEIP was included as an exhibit to our Annual Report on Form 10-K filed with the SEC on February 18, 2016.

The Compensation Committee amended its Charter on February 10, 2016, to add an obligation to review any performance-based compensatory arrangements for any executives or employees that could potentially result in payouts by the Company in excess of $1 million.

The Compensation Committee met four times in 2015. All members of the Compensation Committee attended and participated in all of the meetings, except that Mr. Cummin was absent from one meeting for medical reasons. The CEO also attended each of the meetings, except for one meeting in which the primary topic was the CEO’s compensation.

The Compensation Discussion and Analysis and the Report of the Compensation Committee are included in this Proxy Statement.

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending to the Board nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and Board succession planning.

The Nominating/Governance Committee, acting independently, but also in concert with the Class B Stockholders, who elect the majority of the Board under Boston Beer’s Articles of Organization, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. The Committee also reviews director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders, reviews communications with stockholders; and makes recommendations to management and/or the Board of Directors for improvements; all in order to ensure the adequacy of our corporate governance practices and policies.

Each year, the Nominating/Governance Committee formally reviews its charter and its performance as well as the adequacy of Boston Beer’s Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval.

The Nominating/Governance Committee met four times in 2015, with all members attending and participating in each of the meetings.

In February 2015, the Nominating/Governance Committee reviewed and approved a revised Insider Trading Policy for the Company, applicable to all Directors, Officers, and employees. The revised policy clarifies the permissibility of trading during certain open trading windows for Company insiders and the use of approved Rule 10b5-1 Plans for permissible trading outside those windows.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Committee identifies those attributes, qualifications, skills, and experience that Committee members believe should be reflected on the Board as a whole. Then, the Committee reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees and seeks input from the full Board on opportunities to strengthen the Board. The Committee also meets with Mr. Koch, who holds the voting rights to all of the Company’s Class B Common Stock, which entitle him to elect a majority of the members of the Board under Boston Beer’s Articles of Organization.

While the Board does not have a formal policy on diversity, the Nominating/Governance Committee’s assessment of Board development takes experience, judgment and diversity in all aspects of the Company’s business and potential nominees’ respective backgrounds into account, all in the context of the perceived needs of the Board at the relevant time. In 2015, the Committee concluded that the Board might benefit from the addition of one or more members with relevant business experience, with a specific focus to add a Director with in-depth knowledge and experience in the areas of consumer goods and digital marketing and strategy. As a result, the Committee engaged an executive search firm to identify potential candidates for director who could fulfill those needs. In late 2015 and early 2016, numerous candidates were interviewed and discussed, resulting in the proposed addition of two new members of the Board, Mr. Spillane and Mr. Fialkow. Their qualifications and areas of expertise are described under the heading “Nominees for Board of Directors” above.

The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal Director term limits is not in the best interests of the Company. The Committee has weighed the potential advantage of bringing “new blood” to the Board versus the disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Committee believes that the Board’s annual self-evaluation serves as an appropriate alternative to term limits.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year. In making their evaluation, members of the Nominating/Governance Committee include a review of a candidate’s directorships in other public companies, as well as involvement in any regulatory or legal proceedings, or any sanctions or orders imposed by any self-regulatory organization.

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Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee

The Boston Beer Company, Inc.

One Design Center Place, Suite 850

Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Response to 2015 Annual Meeting and Stockholder Feedback

In 2015, all of Boston Beer’s Directors were elected by a majority of votes cast. In fact, as reported in our Current Report on Form 8-K dated May 27, 2015, Mr. Burwick received a favorable vote of 98.7% of the votes cast, Mr. Cummin received a favorable vote of 98.1% of the votes cast, and Mr. Valette received a favorable vote of 98.0% of the votes cast.

In recent years, we have made continuous efforts to improve our communication with stockholders. We also strengthened our corporate governance through the adoption of additional policies and procedures, including the adoption of a policy banning hedging or pledging of Boston Beer stock, the establishment of equity ownership guidelines for our Executive Officers and Directors, and the adoption of a revised Insider Trading Policy. We intend to continue these efforts to maintain a strong corporate governance structure and engage in open communications with our stockholders.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. All Directors have access to this email address. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

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DIRECTOR COMPENSATION

Compensation Summary

A summary of the elements of compensation for non-management Directors is set forth below:

Applies to	Payment For	Compensation	Payable(1)
All Non-Management Directors	One-time Award	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)	Upon first-time election to the Board
All Non-Management Directors	Annual Award	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)	Upon each election to the Board
All Non-Management Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance	Annual Retainer	$9,000	Upon appointment
Committee
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee

(1)	All retainers and the annual option grant are pro-rated if the non-management Director is appointed after the annual meeting of stockholders.

(2)	All option awards to non-management Directors are granted under our Non-Employee Director Stock Option Plan, as amended and restated (the “Director Option Plan”). As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of shares of Class A Common Stock registered under the Director Option Plan is 550,000 shares, with 102,933 remaining shares available for issuance as of December 26, 2015. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the binomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

Director Compensation for Fiscal Year 2015

The following table sets forth certain information concerning the compensation of all Directors who are not Named Executive Officers for Fiscal Year 2015. Information regarding the compensation of our Directors who also served as Named Executive Officers may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

	Fees Earned		All Other
	or Paid in Cash	Option Awards	Compensation	Total
Name	($)	($)(1)(2)	($)	($)
David A. Burwick	$41,000	$114,915	$0	$155,915
Pearson C. Cummin, III	$50,000	$114,915	$0	$164,915
Cynthia A. Fisher	$30,000	$114,915	$0	$144,915
Jay Margolis	$44,000	$114,915	$0	$158,915
Gregg A. Tanner	$45,000	$114,915	$0	$159,915
Jean-Michel Valette	$52,000	$114,915	$0	$166,915

(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2015, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and M to Boston Beer’s audited financial statements for Fiscal Year 2015 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 18, 2016.

(2)	On May 27, 2015, upon election to the Board of Directors, each non-management Director was granted an option under the Director Option Plan to purchase 940 shares of Boston Beer’s Class A Common Stock at an exercise price of $262.25, the closing price on the last trading date before the date of grant. All options are fully vested as of the date of grant. As of December 26, 2015, the aggregate number of shares subject to stock options held by Directors who are not Named Executive Officers is shown below:

Name	Number of Option Shares
David A. Burwick	36,181
Pearson C. Cummin, III	18,681
Cynthia A. Fisher	8,662
Jay Margolis	23,681
Gregg A. Tanner	34,181
Jean-Michel Valette	20,065

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EXECUTIVE OFFICERS

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at others times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal. While serving as Named Executive Officers in 2015, former Treasurer and Chief Financial Officer William F. Urich retired in February 2016 and former Vice President, Brand Development Robert P. Pagano retired in March 2016.

C. James Koch, 66, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was the Chief Executive Officer from that time until January 2001.

Martin F. Roper, 53, was appointed Boston Beer’s Chief Executive Officer in January 2001, and has been President of the Company since December 1999, after having served as our Chief Operating Officer since April 1997. He joined Boston Beer as Vice President of Manufacturing and Business Development in September 1994.

John C. Geist, 56, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 58, was appointed Boston Beer’s Vice President, Brewing effective January 2008, after serving as the Company’s Director of Quality and Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Ai-Li Lim, 46, is our Vice President, Human Resources. Prior to joining Boston Beer in February 2012, Ms. Lim had served as Senior Director of Human Resources at Vistaprint USA, Inc., an online provider of marketing products and services located in Lexington, MA for over three years. She served as Director of Management Effectiveness at Fidelity Human Resources Service at FMR LLC, part of the Fidelity group of companies, from 2007 to 2008. Before that, Ms. Lim worked for the consulting firm Monitor Group for 13 years, serving during the last three years there as Global Human Asset Manager. Monitor Group is now part of Deloitte.

Matthew D. Murphy, 47, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Frank H. Smalla, 50, was named Treasurer and Chief Financial Officer of Boston Beer on February 19, 2016, after serving in the interim position of Senior Vice President, Finance since January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012.

Quincy B. Troupe, 50, was appointed Senior Vice President, Supply Chain in January 2016. Mr. Troupe has over fifteen years of supply chain management experience in the consumer food industry. Prior to joining Boston Beer, he served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc. from 2013 to 2015, and as Vice President, Supply Chain for Campbell North America from 2010 to 2013. Prior to joining Campbell Soup, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997 to 2010.

Kathleen H. Wade, 66, joined Boston Beer in 1999 as Corporate Legal Director and Corporate Secretary. She became Secretary of the Company in 2010 and was appointed Vice President, Legal and Corporate Secretary in March 2012. Ms. Wade has indicated her intention to retire at some point in 2016, likely in the third quarter.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section of the Proxy Statement, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2015, our Named Executive Officers were:

•	Martin F. Roper, President and Chief Executive Officer

•	C. James Koch, Founder and Chairman

•	William F. Urich, Treasurer and Chief Financial Officer

•	John C. Geist, Chief Sales Officer

•	Robert P. Pagano, Vice President, Brand Development

Mr. Urich held the position of Treasurer and Chief Financial Officer in 2015, and retired in February 2016. Mr. Geist held the position of Vice President, Sales in 2015, and was promoted to Chief Sales Officer effective January 1, 2016. Mr. Pagano held the position of Vice President, Brand Development in 2015, and retired in March 2016. This section of the Proxy Statement also provides an overview of our executive compensation program and explains how and why the Compensation Committee determined the specific compensation policies and decisions involving the Named Executive Officers.

Executive Summary

The key objectives of our executive compensation programs are to attract, motivate, and retain executives who drive the Company’s success.

2015 Business Highlights

Boston Beer’s business goal is to become the leading supplier in the “Better Beer” and hard cider categories by creating and offering high quality full-flavored beers and hard ciders. With the support of a large, well-trained sales organization and world-class brewers, we strive to achieve this goal by offering great beers and hard ciders and increasing brand availability and awareness through distribution, advertising, point-of-sale, promotional programs, and drinker education.

In late 2014, our Board of Directors and Executive Officers established several strategic and financial goals designed to increase sales and profitability, aggressively manage price and costs to achieve delivered gross margin and earnings goals, invest in our supply chain to meet demand and deliver great beers and hard ciders at competitive economics, and build an organization capable of driving growth and operating our breweries safely, while improving operational efficiencies, optimizing costs, and reducing risk. To that end, in 2015 our accomplishments included:

•	Net revenue of $959.9 million, an increase of $56.9 million, or 6%, from 2014

•	Earnings per diluted share of $7.25, an increase of $0.56, or 8%, compared to 2014 earnings per diluted share

•	Depletions (sales by our wholesalers to retailers) growth of approximately 4%

•	Shipments (our sales to our wholesalers) growth of 3.6%

•	Cash and cash equivalents on hand as of the end of Fiscal Year 2015 of $94.2 million

•	Capital expenditures of approximately $74.2 million to expand our capacity, strengthen our organizational capability, and support the growth and increasing complexity of our business

CEO Compensation

We have three primary elements of total direct compensation for our Named Executive Officers: salary, annual cash incentives, and equity-based incentives, primarily in the form of stock options.

The mix of potential compensation for our CEO in 2015 included both fixed and variable components, with a significant portion linked to performance. As shown in the chart below, cash incentives provided approximately 59.0% of our CEO’s total potential compensation in 2015.

CEO COMPENSATION MIX IN 2015
Salary	41.0%
Bonus Earned	4.9%
Bonus Not Earned	54.1%
Equity (Performance)	0.0%

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Our CEO did not receive any equity grants in 2015. He was granted a significant time-based option, the 2008 CEO Option, effective January 1, 2008, and received no further equity grants until January 1, 2016. The 2008 CEO Option, which was authorized and approved by the sole Class B Stockholder, the Compensation Committee, and the Board of Directors, vests in five equal installments on January 1 in each of the years 2014 to 2018, subject to the CEO’s continued employment with the Company on the corresponding vesting dates. The 2008 CEO Option requires appreciation in the Company’s stock price since the date of grant to exceed a specified market index and also caps the CEO’s appreciation opportunity at seventy dollars ($70.00) per share. The 2008 CEO Option expires with respect to certain shares on December 31, 2017, and with respect to certain other shares on December 31, 2018, subject to earlier termination based on the following conditions: (1) the expiration of twelve months after the CEO ceases to be an employee of the Company, regardless of the reason; or (2) certain change of control situations, subject to the CEO’s right to participate in the transaction giving rise to a change in control, as more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below. The fair value of the 2008 CEO Option was fixed at the time of grant at $6.34 million. A total of 150,773 shares under the 2008 CEO Option vested on January 1, 2015, all of which the CEO exercised and sold during the 2015 Fiscal Year, realizing gross income of approximately $10.6 million.

The CEO was granted another significant time-based option on January 1, 2016 (the “2016 CEO Option”). The grant was authorized and approved by the Compensation Committee, the Board of Directors, and the Class B Stockholders. As with the 2008 CEO Option, the 2016 CEO Option requires appreciation in the Company’s stock price in excess of a specific market index. The accounting value of the option at the time of the grant was $22.5 million. The 2016 CEO Option is for a total of 574,507 shares, and the exercise price is fixed such that the spread between the exercise price and the fair market value of the shares as to which the option is being exercised is capped at $150.00 per share. The option will vest in five equal annual installments on January 1 in each of the years 2019 to 2023, subject to the CEO’s continued employment with the Company. The 2016 CEO Option expires on December 31, 2025, subject to earlier termination following the expiration of twelve months after the CEO ceases to be an employee of the Company or a successor company following a change of control, regardless of the reason, subject to CEO’s right to participate in the transaction giving rise to a change in control. For additional details, an unredacted copy of the 2016 CEO Option is attached as Exhibit No. 10.15 to the Company’s Annual Report on Form 10-K for Fiscal Year 2015, filed with the SEC on February 18, 2016.

The chart below shows the correlation of Company performance and the cash compensation of our CEO over the last five fiscal years from salary and bonuses. CEO compensation reflected on the chart below does not include income realized by the CEO from the sale of shares acquired upon exercise of equity grants.

Year	Depletions Growth	EPS Growth	CEO Compensation
2011	7%	6%	$933,818
2012	13%	18%	$1,052,493
2013	23%	18%	$1,519,541
2014	22%	29%	$1,217,211
2015	4%	8%	$887,201

Note: 2011 and 2012 EPS growth shown above are calculated based on adjusted EPS of $3.73 for 2011, which excludes the favorable impact of settlements of $1.08 per diluted share in 2011, compared to reported unadjusted EPS of $4.81 for 2011.

As demonstrated by the above chart, the CEO’s cash compensation has risen and fallen with the Company’s growth or decline in depletions and earnings. While the depletions and earnings growth in 2014 exceeded the 2013 growth, the 2014 bonus payout was less than in 2013 due to the Company’s performance relative to expected growth rates.

The Company believes that the CEO’s cash compensation mix is aligned with Company performance through these bonus mechanisms, and that the CEO is also incentivized to create long-term value as a result of his long-term equity grants.

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Other NEO Compensation

The mix of potential compensation for our other Named Executive Officers in 2015 was also consistent with the goals of our executive compensation program. For example, as shown in the chart below, cash incentives and equity awards provided approximately 59.3% of the total potential compensation, in the aggregate, of our other Named Executive Officers.

OTHER NEO COMPENSATION MIX IN 2015
Salary	40.7%
Bonus Earned	13.0%
Bonus Not Earned	14.0%
Equity (Performance)	32.3%

Of the total potential compensation of our other Named Executive Officers, salary constituted 38% to 45%, bonuses earned (paid in 2016 based on 2015 performance) constituted 7% to 28%, and equity compensation, all of which was in the form of stock options, constituted 24% to 38%. The actual compensation paid to each of our Named Executive Officers is discussed below.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company and individual performance and equity awards with performance-based vesting linked to depletions growth and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to our executives and align compensation with achieving the Company’s strategy and goals and delivering strong company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with a distinctive overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards.

These compensation packages are designed to:

•	provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on both company and individual performance, thereby increasing stockholder value;

•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and

•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described below:

Base Salary

Base salaries are designed to provide a fixed level of competitive income that reflects the individual’s level and scope of responsibility and level of performance.

Cash Incentive Bonus (Short-term Incentive)

Cash incentive bonuses are designed to motivate, focus, and reward achievements based on specific individual and Company-wide performance goals approved annually by the Compensation Committee.

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Equity Incentive Awards (Long-term Incentive)

Equity incentive awards are designed to provide an incentive for delivering long-term stockholder value, to align the interests of all of our Executive Officers with the interests of our stockholders, and to retain executives and other key employees. Equity incentive awards for Executive Officers are primarily in the form of stock option grants, which vest over a number of years, and typically have a term of ten years. Most of the options granted in recent years provide that vesting is contingent on meeting certain initial performance standards and once the number of shares that are eligible to vest is determined, the eligible shares vest over the five-year period commencing on the date of grant. On occasion, options with time-based vesting have been granted to Executive Officers and senior managers, with vesting delayed for a number of years as an incentive to remain with the Company.

In addition, some executives and key employees receive restricted stock awards that typically vest over a five-year period. Further, certain Boston Beer employees, including Executive Officers other than the Chairman and CEO, are eligible to participate in the Company’s Investment Share Program, or the ISP, where our stock can be purchased at a discount based on tenure, encouraging equity ownership in the Company. The ISP only applies to certain eligible Boston Beer employees, referred to in this Proxy Statement as ISP Eligible Employees. ISP Eligible Employees generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an Employment Agreement with Boston Beer.

Our employee stock option grants, restricted stock awards, and the ISP form the framework of our Employee Equity Incentive Plan, or EEIP.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Officers and Directors, including the EEIP. This also includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, the CEO, and the other Executive Officers of the Company; evaluates their performance in light of those goals and objectives taking into consideration the recommendations of the CEO; and sets the compensation level of the Chairman, the CEO, and the other Executive Officers based on this evaluation.

Consistent with Boston Beer’s objectives of attracting, rewarding, motivating, and retaining top-performing executives, the Compensation Committee endeavors to develop compensation structures for individual Executive Officers that reflect the responsibilities of their respective positions and are appropriate in light of market compensation levels for executives with comparable responsibilities, consider past achievements with the Company and the compensation awarded to them in the past, and provide financial incentives for superior performance in meeting the challenges facing the Company.

Components of Executive Compensation and Determination of Compensation Mix

Total potential compensation of our executives is substantially weighted towards performance-based compensation. Salary typically constitutes between 35% and 70% of the total compensation of our Executive Officers, including our Named Executive Officers, with the balance being a mix of cash incentive bonuses and equity incentive awards.

For other executives and senior managers of the Company, the proportion of compensation provided by equity and the proportion of variable, performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the value of the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, tenure, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that allow us to attract and retain superior managers and that will enable us to deliver on our business goals. Base salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, taking individual and Company performance, responsibilities, and market data regarding peer group compensation into account. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, excluding the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

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Cash Incentive Bonuses

Executives have the opportunity to earn cash incentive bonuses tied to a percentage of their respective base salaries. Historically, including in Fiscal Year 2015, criteria for these cash incentive bonuses included a combination of qualitative and quantitative performance goals established each year for each executive. These goals varied for each executive based on his or her responsibilities and role within the Company and included financial or strategic measures, including, among others, sales, profitability, brand health, quality, cost reductions, developing organizational capabilities, and other strategic initiatives. The goals were intended to require performance that, if achieved, would result in matching or exceeding Boston Beer’s business and financial plans for the fiscal year in question, as well as impact the long-term growth and viability of the Company. Individual bonus awards reflected the individual’s achievement of his or her performance goals for the year, as well as the overall performance of the Company. On occasion, additional discretionary bonuses separate from those otherwise payable under the bonus and goal structure have been given to Executive Officers, including the Named Executive Officers, by the Compensation Committee in recognition of exceptional performance during the year.

In 2015, the Compensation Committee substantially revised the cash incentive bonus program for Executives and other employees for 2016, to place a greater emphasis on shared Company-wide goals in order to more directly align cash incentive bonus awards with overall Company performance. The new program also provides for increased bonus payout potential of up to 150% of target in the event that Company performance significantly exceeds target expectations. The Compensation Committee approved these changes, taking into consideration input from Company Executives, discussions with an executive compensation consulting firm, a review of the compensation programs of the Company’s peer group, and information from incoming senior executives regarding their past compensation structures. The engagement of the executive compensation consulting firm and the Company’s peer group are more fully detailed under the heading “Compensation Assessments” below.

The Company’s 2016 shared Company-wide goals, which we refer to as the “Goals”, consist of achieving: (1) certain depletions growth targets over 2015, which are weighted as 60% of the Goals; (2) certain EBITDA targets, which are weighted as 25% of the Goals; and (3) certain resource efficiency and cost savings targets, which are weighted as 15% of the Goals.

The 2016 cash incentive bonus goals for each of the Executive Officers, including the CEO, are based entirely on the level of achievement of the targets for these three Goals. Bonus goals for other employees are based on a combination of the Goals and other goals related more particularly to their respective job role and potential impact on the Company’s growth. Bonus payouts will be determined in accordance with a scale that provides for between 0% and 150% payout, based on the Company’s performance against the Goals. Assessment of the achievement of the Goals is within the purview of the Compensation Committee.

The Compensation Committee believes that this change in the bonus incentive program will ensure greater alignment and focus on common goals, which will result in higher performance by the Company.

Equity Incentive Awards and the ISP

Discretionary Stock Options

Under our EEIP, certain employees are eligible to receive stock option grants. While generally granted on an annual basis in January, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, although infrequent, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as a part of a performance review, or in connection with a promotion or mid-year compensation adjustment. Such options may have vesting and performance criteria that differ from the annual grants.

Historically, most of the options granted by the Company vest in equal annual installments over a five-year period, conditioned on continued employment with Boston Beer, and have a term of ten years. On occasion, options may vest over a shorter or longer period of time. During the last several years, options have been granted only to Executive Officers and select senior managers of the Company and most are contingent on the Company achieving certain performance criteria, such as target depletion goals in the fiscal year immediately following the date of grant. By way of illustration, the number of shares, if any, as to which a performance-based option may subsequently become exercisable as a result of the tenure-based conditions is dependent upon the Company’s performance measured against a benchmark set by the Board of Directors on the recommendation of the Compensation Committee. These performance-based options frequently have two to three tiers of criteria and provide that, in the event the criteria in either tier or all tiers are not met, the option lapses as to a portion or all of the shares that would have vested had the performance criteria been satisfied.

The Compensation Committee believes that stock option grants are an effective way to reward executives and senior managers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention of the executives and senior managers and to align their rewards with the interests of stockholders. The Compensation Committee has also, on occasion, granted time-based vesting options to certain executives to encourage retention or to provide appropriate incentives for new employees.

In October of each year, the CEO makes preliminary recommendations to the Compensation Committee, after consultation with the Chairman, for stock option grants to Executive Officers and senior managers, taking into account his assessment of each executive’s expected future contributions to the Company, as well as past performance. The CEO also makes recommendations as to the criteria to be met for performance-based options to vest. In December, the CEO makes final recommendations, after consultation with the Chairman. Periodically and as part of this process, the Chairman also discusses with the Compensation Committee the status of the equity incentives in place for the CEO. The Compensation Committee makes its decisions, and submits them to the Board of Directors for ratification and approval, with grants effective January 1 of the following year and priced at the fair market value as of January 1. When determining the number of

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shares to be subject to a stock option grant and the vesting criteria, the Compensation Committee, while considering the recommendations of the CEO, makes its determination based on the various factors mentioned above. On occasion, options are granted at other times of the year and vesting is contingent on other specific targets relative to the Executive Officer’s or senior manager’s areas of responsibility within the Company. Vesting may also be time-based to encourage long-term retention. The Compensation Committee also reviews any employment offers made to new senior executives that contain equity grants; any such grant is conditioned on approval of the Compensation Committee. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s Peer Group, to the extent such data is available to the Committee.

In 2015, the Board of Directors, upon the recommendation of the Compensation Committee, granted the Chairman and six Executive Officers performance-based contingent-vesting options for a total of 14,742 shares. Of those shares, 8,182 shares had a vesting schedule of 33.3% per year starting on January 1, 2017 and 6,560 shares had a vesting schedule of 20% per year starting on March 1, 2016. Vesting of these options was contingent upon the Company meeting certain pre-established depletions goals, with 100% of the option shares vesting in accordance with the respective vesting schedule if the Company’s percentage increase in depletions in 2015 over 2014 equaled or exceeded 13%, and 50% of the option shares vesting in accordance with the respective vesting schedule if the Company’s percentage increase in depletions in 2015 over 2014 equaled or exceeded 7% but did not equal or exceed 13%. In February 2016, the Compensation Committee determined that the performance criteria for these options had not been met, and therefore no shares vested. Additionally in 2015, one senior manager was granted a time-based option for 3,981 shares, contingent on continued employment with the Company.

In February 2016, the Company granted a time-based option to Treasurer and Chief Financial Officer Frank H. Smalla valued at approximately $4 million and to Senior Vice President, Supply Chain Quincy B. Troupe valued at approximately $2 million.

Restricted Stock Awards

As with discretionary options, restricted stock awards are generally granted on an annual basis on January 1. These shares of restricted stock generally vest over a five-year period, at the rate of 20% per year. Vesting is generally tied only to continued employment and not to any performance criteria. The Company does not generally grant restricted stock awards to its Named Executive Officers, as Boston Beer currently believes that their equity compensation should be more closely tied to the future performance of the Company through stock options as described above and should not have value if the share price decreases. Similarly, restricted stock awards are generally not granted to other Executive Officers, with limited exceptions. Restricted stock awards are generally granted to senior managers and other key employees. Restricted stock has value even if the share price decreases after the date of the award, and therefore is a more effective retention tool for these employees.

Grants of restricted stock awards are generally made annually by the Board of Directors, upon recommendation of the Compensation Committee. In making its recommendations, the Compensation Committee takes into account recommendations from the CEO and Chairman. As with stock options, restricted stock awards generally are effective January 1 of the following year and are valued at fair market value as of January 1. On occasion, grants of restricted stock awards are made at other times, such as upon the hiring of a new executive.

In 2015, the Board of Directors, upon the recommendation of the Compensation Committee, granted 6,092 shares of Restricted Stock Awards to 92 employees, including one Executive Officer.

In February 2016, the Company granted a restricted stock award to Mr. Smalla valued at approximately $1 million and to Mr. Troupe valued at approximately $750,000.

All discretionary stock options and restricted stock awards are approved by the Compensation Committee and the full Board and are ratified by the holders of the Company’s Class B Common Stock.

Investment Shares

Under our Investment Share Program, ISP Eligible Employees may purchase such number of shares of the Company’s Class A Common Stock (“Investment Shares”) that have a value, as determined pursuant to the EEIP, of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500. After two full years of service, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Employees have the opportunity to purchase Investment Shares in January each year, with the purchase price based on the fair market value of the shares at January 1. Investment Shares generally vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent solely on continued employment with the Company.

While the Chairman and the CEO of the Company are precluded from participation in the ISP, other Executive Officers are permitted to participate. In 2015, Boston Beer employees purchased a total of 8,301 shares under the ISP, of which 300 shares were purchased by Named Executive Officers.

Executive Benefits

In 2015, the Company’s executives were eligible for the same level and offering of benefits, including the Company’s 401(k) plan and welfare benefit programs, as were made available to other employees. The Company provides no additional benefits to its executives.

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How Executive Pay Levels are Determined

The Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies.

The Compensation Committee also uses tally sheets that ascribe dollar amounts to the components of Executive Officer compensation, including salary, bonus, and equity grants. It also tabulates gains made by the Executive Officers through the exercise of options, unrealized gains in vested options, and potential gains from unvested options at current market prices.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of equity compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, with greatest emphasis on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines necessary to carry out its responsibilities.

As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2015, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederick W. Cook & Co., Inc., or F.W. Cook, a nationally-recognized executive compensation consulting firm, conducted in 2013 (the “2013 Assessment”). At that time, the Compensation Committee assessed the independence of F.W. Cook and determined that F.W. Cook was independent and that no conflicts of interest existed. F.W. Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business.

F.W. Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with benchmarking information for Boston Beer’s Named Executive Officers. The Compensation Committee reviewed the peer group suggested by F.W. Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s Peer Group:

2013 ASSESSMENT BOSTON BEER PEER GROUP

B&G Foods, Inc.	J&J Snack Foods Corp.	Smith & Wesson Holding Corp.
Boulder Brands Inc.	Lancaster Colony Corp.	The Hain Celestial Group, Inc.
Cal-Maine Foods Inc.	Madden Steven Ltd.	Tootsie Roll Industries Inc.
Calavo Growers Inc.	Movado Group, Inc.	Tumi Holdings Inc.
Diamond Foods Inc.	National Beverage Corp.	Vera Bradley Inc.
Iconix Brand Group Inc.	Prestige Brands Holdings, Inc.	WD-40 Co.

Once this peer group was established in 2013, F.W. Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information learned from the 2013 Assessment and a prior assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding Named Executive Officer 2015 compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are more important drivers of total compensation decisions than comparisons against the peer group.

In October 2015, the Compensation Committee again engaged the services of F.W. Cook to assess the competitiveness of Boston Beer’s 2015 executive compensation and competitive compensation practices, and to assist the Committee in determining executive compensation for 2016 (the “2015 Assessment”). The Compensation Committee again assessed the independence of F.W. Cook and determined that F.W. Cook is independent and that no conflicts of interest existed during Fiscal Year 2015. In 2015, F.W. Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business. After discussion, the Committee approved the following companies as Boston Beer’s peer group for the 2015 Assessment:

2015 ASSESSMENT BOSTON BEER PEER GROUP

B&G Foods, Inc.	Lancaster Colony Corp.	Steve Madden, Ltd.
Calavo Growers Inc.	Movado Group, Inc.	The Hain Celestial Group, Inc.
Cal-Maine Foods Inc.	National Beverage Corp.	Tootsie Roll Industries Inc.
Diamond Foods Inc.	Oxford Industries, Inc.	Tumi Holdings Inc.
G-III Apparel Grou, Ltd.	Pinnacle Foods, Inc.	Vector Group Ltd.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.

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The information learned from the 2015 Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding future compensation packages for Named Executive Officers.

In 2015, of the total compensation potential of the Company’s Named Executive Officers, salary constituted 38% to 45%, bonuses earned (paid in 2016 based on 2015 performance) constituted 4% to 28%, bonuses not earned constituted 0% to 55%, and equity compensation, all of which was in the form of stock options, constituted 0% to 38%. As noted above, based partially on the 2015 Assessment, the cash bonus incentive program for the company’s Named Executive Officers and other eligible employees was substantially revised for 2016.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, discretionary options, and restricted stock awards.

Equity Ownership Guidelines for Directors and Executive Officers

To foster a culture of ownership and further align the long-term interests of the executives and Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and of six times annual cash compensation for the non-management Directors, and retention of a portion of the net shares received upon exercise of options for a period of time. Under the guidelines, the Compensation Committee in the future may establish equity ownership guidelines for other Executive Officers.

Because target ownership for the Chairman has already been met through his ownership of Class B Stock, the following additional requirements apply to all new equity grants awarded to him after February 7, 2013: (i) retention of 75% of net shares on exercise of options for six months after exercise, and (ii) retention of 50% of net shares on exercise of options for one year after exercise.

The CEO and the non-management Directors have an indefinite period to achieve the target ownership, but for all new equity grants received after February 7, 2013, they must retain 100% of net shares until the target has been achieved, and if not achieved within five years, they must retain 75% of net shares on any equity granted prior to February 7, 2013 and exercised or vested after February 7, 2018. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new equity grants awarded after February 7, 2013.

For the purposes of these guidelines, “net shares” means shares acquired by an individual upon the exercise of an option or the vesting of a restricted stock grant or purchase, after the payment of the exercise price for exercising the option and all taxes payable as a result of the exercise or vesting, assuming that the individual’s liability for the exercise price and taxes is met through the delivery of shares.

Ownership requirements for employees subject to the Guidelines lapse on: (i) the first anniversary of the voluntary termination of employment or of the termination of employment by the Company for cause; or (ii) the involuntary termination of employment other than for cause, his or her death, or, for individuals other than C. James Koch, a change in the ownership of the Company’s Class B Common Stock, such that Mr. Koch or members of his immediate family no longer beneficially own a majority of the outstanding Class B Common Stock, whichever first occurs. Ownership requirements for each non-management Director lapse on: (i) the first anniversary of the voluntary resignation of the Director from the Board or his or her removal from the Board for cause; or (ii) the involuntary resignation or removal of the Director from the Board other than for cause, his or her death, or a change in the ownership of the Company’s Class B Common Stock, such that C. James Koch or members of his immediate family no longer beneficially own a majority of the outstanding Class B Common Stock, whichever first occurs.

The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on February 10, 2016, and determined that the Chairman and three of the non-management Directors had achieved their respective share ownership targets, while the CEO and the other three non-management Directors had yet to achieve their respective share ownership targets.

Tax Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its Named Executive Officers. However, compensation that qualifies as “performance-based” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by stockholders. In 2014, the EEIP was amended to include specific performance measures to be used for Restricted Stock Grants or Discretionary Options granted to certain Executive Officers and senior managers that are designed to qualify for

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the performance-based compensation exception under Section 162(m). The bonuses and stock options granted to the Named Executive Officers have been approved, in accordance with the requirements of Section 162(m) and the EEIP, by the holders of the Company’s Class B Common Stock, who act with sole authority on such matters.

To date, total annual cash compensation paid to any individual executive that has not been performance-based has not exceeded $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under Boston Beer’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Boston Beer’s compensation philosophy, and the Company’s best interests. Boston Beer has not adopted a policy that all executive compensation be fully deductible.

2015 Say-on-Pay Results

In June 2015, the holders of our Class A Common Stock cast an advisory vote to approve our Named Executive Officer compensation as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders. Over 99% of the shares voted on the matter were cast in support of our Named Executive Officer compensation. The Compensation Committee considered this result, as well as the results of the assessments performed by F.W. Cook in 2013 and 2015, and determined that the Company’s compensation policies remained appropriate. However, as more fully described under the heading “Cash Incentive Bonus” above, the Compensation Committee revised the Company’s cash incentive bonus structure for 2016 to emphasize shared Company-wide goals in order to more directly align cash bonus awards with overall Company performance.

At the 2016 Annual Meeting, we will again hold an advisory vote to approve the compensation of our Named Executive Officers. We hold these “say-on-pay” advisory votes annually; the next say-on-pay advisory vote will occur at our 2017 Annual Meeting of Stockholders. The Compensation Committee will continue to consider the results of these advisory votes in evaluating our executive compensation policies.

Fiscal Year 2015 Named Executive Officer Compensation and Performance

Compensation of Martin F. Roper, Chief Executive Officer

The Compensation Committee reviews and approves the compensation paid to our CEO, Martin F. Roper. For Fiscal Year 2015, the Compensation Committee approved a 2.5% increase to Mr. Roper’s 2014 base salary, increasing his base salary to $783,000.

In December 2014, the Compensation Committee established Mr. Roper’s 2015 bonus opportunity at 80% of his 2015 salary, with an incremental opportunity equal to 64% of his 2015 salary tied to achieving certain goals that would require substantial outperformance of the Company’s financial plan for the year (the “Stretch Goals”). Specific 2015 quantitative and qualitative performance goals and the weightings established by the Compensation Committee to measure and reward Mr. Roper’s performance in 2015, including the Stretch Goals, and the performance achieved relative to these goals, are as follows:

2015 BASE BONUS GOALS FOR MARTIN F. ROPER, CHIEF EXECUTIVE OFFICER:

2015 Fiscal Year Base Bonus Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
Depletions growth of at least 11%.	25%	Target not achieved.	0%
Depletions growth of at least 13%.	20%	Target not achieved.	0%
Delivered gross profit of at least $453 million and delivered gross profit margin of at least 45%, after adjusting for commodity and mix impact from plan levels.	30%	Target not achieved.	0%
Significant improvement to supply chain performance to include improved service, efficiency and costs including $10 million in annualized improvement to future Delivered Gross Margin (not including freight utilization).	20%	Target partially achieved.	15%
Freshest Beer Program successfully implemented for wholesalers covering at least 75% of the Company’s volume by the end of 2015.	5%	Target not achieved.	0%
TOTAL	100%		15%

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2015 STRETCH GOALS FOR MARTIN F. ROPER, CHIEF EXECUTIVE OFFICER:

2015 Fiscal Year Stretch Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
Depletions growth of at least 20%.	20%	Target not achieved.	0%
Depletions growth of at least 22%.	30%	Target not achieved.	0%
Improvements in service levels, finished goods inventory reduction, tank utilization, and planning.	30%	Target not achieved.	0%
TOTAL	80%		0%

In February 2016, the Compensation Committee reviewed Mr. Roper’s achievements against his 2015 bonus opportunities, as detailed above, determined that he satisfied 15% of his base bonus goals and none of his Stretch Goals, and therefore awarded him a bonus of $93,960, equivalent to 12% of his 2015 base salary.

In December 2007, the Compensation Committee and the Board of Directors approved the 2008 CEO Option, a long-term variable price option grant to Mr. Roper for 753,864 shares of the Company’s Class A Common Stock, effective January 1, 2008. This 2008 CEO Option, part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere, had a value of approximately $6.34 million at the date of grant. The 2008 CEO Option vested 20% on January 1 in each of years 2014, 2015, and 2016, and will vest an additional 20% in each of 2017 and 2018, contingent on Mr. Roper’s continued employment with Boston Beer.

In December 2015, the Compensation Committee and the Board of Directors approved the 2016 CEO Option, a long-term variable price option grant (to Mr. Roper for 574,507 shares of the Company’s Class A Common Stock, effective January 1, 2016. This 2016 CEO Option, part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere, had a value of approximately $22.5 million at the date of grant. The 2016 CEO Option will vest 20% on January 1 in each of years 2019 to 2023, contingent on Mr. Roper’s continued employment with Boston Beer.

The 2008 CEO Option and the 2016 CEO Option provide for partial accelerated vesting and partial expiration in certain change of control situations. To the extent that the options become exercisable pursuant to a change in control, Mr. Roper has the right to participate in a transaction giving rise to such a change in control. The exercise price of the options are indexed to the broader market, subject to a cap of the value that can be achieved, have value only to the extent that the market price of Boston Beer’s Class A Common Stock exceeds the index, and normal vesting occurs only over three to seven years. The Compensation Committee believes that this provides Mr. Roper with significant incentive to cause the Company to outperform other companies over the long term, and that this provides him with a corresponding opportunity to benefit from long-term outperformance of Boston Beer’s stock price.

Taking into account information from a number of sources, including the competitive assessments prepared by F. W. Cook, the Compensation Committee believes that Mr. Roper’s compensation is appropriate based on his responsibilities, performance level, and contribution to Boston Beer, and that it is structured in a way that provides Mr. Roper with appropriate incentives and rewards for superior performance and increase in stockholder value. Additionally, with its long-term focus, Mr. Roper’s compensation package does not reward decisions that might entail imprudent levels of risk.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Roper during Fiscal Year 2015. There is no company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our employees. Mr. Roper does not have a change of control arrangement, other than: (1) an acceleration of the vesting of the options granted under the EEIP prior to 2008 (which is applied equally to all EEIP participants); and (2) the 2008 CEO Option and 2016 CEO Option, which are explained in more detail below under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.” Mr. Roper does not have a severance arrangement with the Company.

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Compensation of C. James Koch, Chairman

The Compensation Committee also reviews and approves the compensation paid to C. James Koch, the Chairman and a full-time employee of Boston Beer. For Fiscal Year 2015, the Compensation Committee approved a 2.5% increase to Mr. Koch’s 2014 base salary, increasing his base salary to $405,000.

The Compensation Committee established Mr. Koch’s 2015 bonus opportunity at 100% of his 2015 salary. Specific 2015 quantitative and qualitative performance goals and the weightings established by the Compensation Committee to measure and reward Mr. Koch’s performance in 2015, and the performance achieved relative to these goals, are as follows:

2015 BONUS GOALS FOR C. JAMES KOCH, CHAIRMAN:

2015 Fiscal Year Bonus Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
Depletions growth of at least 11%.	30%	Target not achieved.	0%
Depletions growth of at least 13%.	20%	Target not achieved.	0%
Depletions growth greater than that of total craft beer category (benchmark to be based on best available syndicated data and approved by Compensation Committee).	10%	Target not achieved.	0%
Delivered gross profit of at least $453 million and delivered gross profit margin of at least 45%, after adjusting for commodity and mix impact from plan levels.	15%	Target not achieved.	0%
Significant improvement to supply chain performance to include improved service, efficiency and costs including $10 million in annualized improvement to future Delivered Gross Margin (not including freight utilization).	20%	Target partially achieved.	15%
Invest time and resources in craft industry initiatives that are supportive of category and Company and report progress to Board regularly.	5%	Target achieved.	5%
TOTAL	100%		20%

In February 2016, the Compensation Committee reviewed Mr. Koch’s achievements against his 2015 cash incentive bonus opportunities, as detailed above. They determined that Mr. Koch had satisfied 20% of his performance goals, and approved a bonus of $81,000 for his 2015 performance, equivalent to 20% of his 2015 base salary.

Mr. Koch was granted an option effective January 1, 2015 for 1,968 shares of the Company’s Class A Common Stock, with vesting contingent on the Company’s depletions growth, as more fully described under the heading “Discretionary Stock Options” above. In February 2016, the Compensation Committee determined that the performance criteria for that option had not been met, and therefore no shares vested pursuant to the terms of the option agreement.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Koch during Fiscal Year 2015. There is no company-sponsored retirement program for Mr. Koch other than the Company’s 401(k) plan, and he receives no benefits or perquisites from the Company other than the benefits generally available to our employees. Mr. Koch does not have a change of control arrangement other than an acceleration of the vesting of options granted under the EEIP nor does he have a severance arrangement with the Company. A Stockholder Rights Agreement between Boston Beer and our initial stockholders, more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below, governs certain details of Mr. Koch’s employment with the Company.

Compensation of Named Executive Officers Other than the CEO and Chairman

The following table shows the 2015 base salary and the corresponding percentage increase above the 2014 base salary level of each of these Named Executive Officers.

Name	Title	Base Salary for 2015	Percent Increase from 2014 Base Salary
Martin F. Roper	President and CEO	$783,000	2.5%
C. James Koch	Chairman and Founder	$405,000	2.5%
William F. Urich	Treasurer and CFO	$450,000	5.1%
John C. Geist	Chief Sales Officer	$450,000	5.1%
Robert P. Pagano	Vice President, Brand Development	$357,000	2.6%

The Compensation Committee considered recommendations made by the CEO for 2015 salary adjustments for the Named Executive Officers and concluded that the recommended base salary for each of these Named Executive Officers, as adjusted, was within the appropriate range for his experience and job responsibilities.

For Fiscal Year 2015, the overall cash incentive bonus potential for the Named Executive Officers other than the CEO and the Chairman was 50% of their respective base salaries, with between 20% and 30% of the bonus potential based on the achievement of Company-wide goals and between 70% and 80% based on the achievement of goals specifically set for each of these Named Executive Officers. The 2015 shared Company-wide goals consisted of achieving depletions growth of at least 10.7% over 2014, $10 million in resource efficiencies and cost savings, and maintaining brand health.

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In February 2016, the Compensation Committee reviewed performance and achievement against the shared Company-wide goals and determined that those goals had not been achieved. The Compensation Committee also reviewed the 2015 performance of the Named Executive Officers against their individual bonus goals and approved bonus payments as Specific Fiscal Year 2015 quantitative and qualitative performance goals, the weightings established by the Compensation Committee to measure and reward the performance of each Named Executive Officer in 2015, and the performance achieved relative to these goals were as follows:

2015 BONUS GOALS FOR WILLIAM F. URICH, TREASURER AND CHIEF FINANCIAL OFFICER:

2015 Fiscal Year Bonus Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
The Company achieves its Shared Company-wide Goals.	30%	Target not achieved.	0%
Deliver $2.5 million of resource efficiency improvements outside of Delivered Gross Margin. Support the Operations group in identifying and executing against to achieve $7.5 million of Delivered Gross Margin goal savings/efficiencies by year-end 2015. Lead the Operations/Brewing performance improvement measurements, KPI’s and financial reporting. Drive focus on key measurable and continuous financial improvement. Support the analysis of capacity constraints and develop with operations team a path forward for future capacity requirements and alternatives. Support operational initiatives with metric measurement systems to evaluate and aid in progress.	20%	Target achieved.	20%
Ensure back office and project support for Alchemy & Science (“A&S”) and other special projects and initiatives.	5%	Target achieved.	5%
Ensure efficiency improvement and analytics, budgeting, reporting, and accountability for Local Marketing and other selling expenses. Roll-out Business Process Re-engineering across functions to free up resources to apply to growth.	15%	Target partially achieved.	12%
Improve departmental or functional talent bench strength and depths, especially in key positions, and drive culture of high performance.	10%	Target achieved.	10%
Identify the major supply chain and business initiatives required to meet the company’s 2015 goals, and implement those initiatives.	15%	Target partially achieved.	13%
Organize IT team to focus on delivering business value and less technical focus.	5%	Target achieved.	5%
TOTAL	100%		65%

In February 2016, reflecting this performance assessment, the Compensation Committee determined that Mr. Urich had achieved 65% (or $146,250) of his bonus goals. Additionally, the Compensation Committee awarded Mr. Urich a discretionary bonus of $150,000 in recognition of his achievements throughout the year, particularly with respect to his management of the Company’s Boston operational team. As a result, the Committee approved a total bonus payment to Mr. Urich in the amount of $296,250, equivalent to 66% of his 2015 base salary.

Mr. Urich was granted an option effective January 1, 2015 for 3,096 shares of our Class A Common Stock, with vesting contingent on our depletions growth in 2015, as fully described under the heading “Discretionary Stock Options” above. In February 2016, the Compensation Committee determined that the performance criteria for this option had not been met, and therefore none of the option shares vested.

2015 BONUS GOALS FOR JOHN C. GEIST, CHIEF SALES OFFICER:

2015 Fiscal Year Bonus Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
The Company achieves its Shared Company-wide Goals.	30%	Target not achieved.	0%
Meet Company Depletions Goals of 10.7% growth.	30%	Target partially achieved for certain brand lines.	5%
Domestic price mix adjustments of greater than 2%.	10%	Target achieved.	10%
Manage sales budgets within budget (as may be modified and approved by CEO/CFO).	5%	Target achieved.	5%
Grow draft handle distribution by 8% from previous high point.	5%	Target not achieved.	0%
Grow convenience store points of distribution by 20%.	5%	Target partially achieved.	3%
Improve wholesaler accountability as measured through compliance within National Accounts.	5%	Target not achieved.	5%
Retention and development of top five performers per division.	10%	Target achieved.	10%
TOTAL	100%		38%

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In February 2016, reflecting this performance assessment, the Compensation Committee approved a bonus payment to Mr. Geist in the amount of $85,500, equivalent to 19% of his 2015 base salary.

Mr. Geist was granted an option effective January 1, 2015 for 3,096 shares of our Class A Common Stock, with vesting contingent on our depletions growth in 2015, as fully described under the heading “Discretionary Stock Options” above. In February 2016, the Compensation Committee determined that the performance criteria for this option had not been met, and therefore none of the option shares vested.

2015 BONUS GOALS FOR ROBERT P. PAGANO, VICE PRESIDENT, BRAND DEVELOPMENT:

2015 Fiscal Year Bonus Goals	Weighting	2015 Performance	% of Base Bonus Opportunity Awarded
The Company achieves its Shared Company-wide Goals.	20%	Target not achieved.	0%
Meet Samuel Adams depletion goals.	30%	Target not achieved.	0%
Execute 2015 brand plan to ensure that all programs are successful, assessed against certain media and trade execution goals.	15%	Target partially achieved.	7%
Develop 2016 product plan for Samuel Adams within given timelines.	15%	Target achieved.	12%
Work with brewers and Collaboration & Execution Team to develop innovative high potential products in the pipeline. Improve departmental bench strength and depth, especially in key positions, while driving culture of high performance.	10%	Target partially achieved.	10%
Meer volume growth goals for Twisted Tea, Angry Orchard, and A&S.	10%	Target achieved.	10%
TOTAL	100%		39%

In February 2016, reflecting this performance assessment, the Compensation Committee approved a bonus payment to Mr. Pagano in the amount of $69,615, equivalent to 20% of his 2015 base salary.

Mr. Pagano was granted an option effective January 1, 2015 for 1,968 shares of our Class A Common Stock, with vesting contingent on our depletions growth in 2015, as fully described under the heading “Discretionary Stock Options” above. In February 2016, the Compensation Committee determined that the performance criteria for this option had not been met, and therefore none of the option shares vested.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 25, 2016, and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2015.

David A. Burwick
Jay Margolis

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Boston Beer or any of its subsidiaries during Fiscal Year 2015. None of our Executive Officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our Executive Officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

THE BOSTON BEER COMPANY, INC. 2016 Proxy Statement	38

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the 2015 Named Executive Officers for Fiscal Year 2015 and the Company’s fiscal years ended December 27, 2014 (Fiscal Year 2014”) and December 28, 2013 (“Fiscal Year 2013”).

						Non-Equity
				Option		Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(1)(2)	($)(3)		($)(1)	($)(4)	($)
Martin F. Roper	2015	$783,000	—	—		$93,960	$10,241	$887,201
President & Chief Executive Officer	2014	$764,000	—	—		$443,120	$10,091	$1,217,211
	2013	$740,000	—	—		$769,600	$9,941	$1,519,541
William F. Urich	2015	$450,000	$150,000	$403,595	(5)	$146,250	$10,241	$1,160,086
Treasurer & Chief Financial Officer	2014	$428,000	—	—		$203,300	$10,091	$641,391
	2013	$407,880	—	—		$199,861	$9,941	$617,682
C. James Koch	2015	$405,000	—	$256,957	(5)	$81,000	$10,241	$753,198
Chairman	2014	$395,000	—	$236,256	(6)	$276,500	$10,091	$917,847
	2013	$395,000	—	$273,372	(7)	$316,000	$9,941	$994,313
John C. Geist	2015	$450,000	—	$403,595	(5)	$85,500	$10,241	$949,336
Vice President of Sales	2014	$428,000	—	—		$178,690	$10,091	$616,781
	2013	$400,000	$25,000	—		$162,500	$9,941	$597,441
Robert P. Pagano	2015	$357,000	—	$256,957	(5)	$69,615	$10,241	$693,813
Vice President of Brand Development	2014	$348,000	—	$236,256	(6)	$123,540	$10,091	$717,887
	2013	$336,000	—	—		$152,880	$9,941	$498,821

(1)	Included in this column are amounts earned, though not necessarily received, during the corresponding fiscal year.

(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan, in recognition of exceptional performance.

(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and M to the Company’s audited financial statements for Fiscal Year 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2016.

(4)	Includes annual group life insurance premium and Company matching contributions under the Company’s 401(k)plan paid in the respective year.

(5)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the header “Discretionary Stock Options” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2016, the Compensation Committee determined that the performance criteria had not been achieved and therefore all of the shares have lapsed.

(6)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the header “Discretionary Stock Options” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2015, the Compensation Committee determined that 100% of the performance criteria had been achieved and 100% of the shares eligible to vest under the option commenced vesting in March 2015.

(7)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the header “Discretionary Stock Options” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2014, the Compensation Committee determined that 100% of the performance criteria had been achieved and 100% of the shares eligible to vest under the option commenced vesting in March 2014.

We have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Not included in the above Summary Compensation Table are Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP. The Chairman and the CEO are not eligible for the ISP, and other Executive Officers receive no additional benefit under the ISP as other ISP Eligible Employees. On December 26, 2015, Messrs. Geist and Urich held unvested Investment Shares.

THE BOSTON BEER COMPANY, INC. 2016 Proxy Statement	39

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Grants of Plan-Based Awards in Fiscal Year 2015

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2015 performance, the actual stock options to purchase Class A Common Stock granted during Fiscal Year 2015, and the grant date fair value of the option awards.

			Estimated Possible
			Payouts Under Non-							Exercise or		Closing	Grant Date
			Equity Incentive Plan	Estimated Future Payouts Under						Base Price		Price on	Fair Value
			Awards(2)	Equity Incentive Plan Awards						of Option		Date of	of Option
	Grant	Approval	Maximum	Threshold		Target		Maximum		Awards		Grant	Awards
Name	Date	Date(1)	($)	(#)		(#)		(#)		($/sh)		($/sh)	($)(3)
Martin F. Roper	—	—	$1,127,520	—		—		—		—		—	—
William F. Urich	1/1/15	12/9/14	$225,000	1,548	(4)	1,548	(4)	3,096	(4)	$289.54	(1)	$289.54	$403,595
C. James Koch	1/1/15	12/9/14	$405,000	984	(5)	984	(5)	1,968	(5)	$289.54	(1)	$289.54	$256,957
John C. Geist	1/1/15	12/9/14	$225,000	1,548	(4)	1,548	(4)	3,096	(4)	$289.54	(1)	$289.54	$403,595
Robert P. Pagano	1/1/15	12/9/14	$178,500	984	(5)	984	(5)	1,968	(5)	$289.54	(1)	$289.54	$256,957

(1)	At the December 9, 2014 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted the options effective as of January 1, 2015, with an exercise price equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date of the option grant.

(2)	There are no threshold levels for these awards. The amount reflects the maximum payout for full achievement of the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.

(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and M to the Company’s audited financial statements for Fiscal Year 2015, included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission on February 18, 2016.

(4)	Each option vests at 33.3% per year starting on January 1, 2017, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the Company’s depletions in 2015 increased by at least 7%, but less than 13%, over 2014 depletions, 50% of the number of shares would be eligible to vest in accordance with the vesting schedule. If the Company’s depletions in 2015 increased by 13% or more over 2014 depletions, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule. In February 2016, the Compensation Committee determined that the performance criteria had not been reached and therefore all of the shares have lapsed.

(5)	Each option vests at 20% per year starting on March 1, 2016, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the Company’s depletions in 2015 increased by at least 7%, but less than 13%, over 2014 depletions, 50% of the number of shares would be eligible to vest in accordance with the vesting schedule. If the Company’s depletions in 2015 increased by 13% or more over 2014 depletions, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule. In February 2016, the Compensation Committee determined that the performance criteria had not been reached and therefore all of the shares have lapsed.

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Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding at December 26, 2015. Those performance-based awards that had not either vested or lapsed as of December 26, 2015 are considered unexercisable and unearned.

	Option Awards										Stock Awards
	No. of		No. of		No. of
	Securities		Securities		Securities						No. of	Market Value
	Underlying		Underlying		Underlying		Option				Shares of	of Shares
	Unexercised		Unexercised		Unexercised		Exercise		Option		Stock That	that Have
	Options		Options		Options		Price		Expiration		Have Not	Not Vested
Name	Exercisable		Unexercisable		Unearned		($)		Date		Vested	($)
Martin F. Roper	177,157	(1)	—		—		$43.550		8/11/2017		—	—
	—		452,319	(2)	—		$37.650	(2)	12/31/2018	(2)
William F. Urich	14,000	(3)	—		—		$46.600		5/19/2016	(14)	—	—
	—		65,000	(4)	—		$95.090		5/19/2016	(14)
	—		—		—	(5)	$289.54		5/19/2016	(14)
C. James Koch	12,000	(7)	—		—		$35.980		1/1/2017		—	—
	9,500	(3)	—		—		$46.600		12/31/2019
	2,000	(8)	500	(8)	—		$95.090		12/31/2020
	2,880	(9)	1,920	(9)	—		$108.560		12/31/2021
	1,890	(10)	2,835	(10)	—		$134.450		12/31/2022
	428	(11)	1,712	(11)	—		$241.790		1/1/2024
	—		—		—	(6)	$289.540		1/1/2025
John C. Geist	—		80,000	(12)	—		$95.090		12/31/2020		—	—
	—		—		—	(5)	$289.540		1/1/2025
Robert P. Pagano	7,400	(13)	14,000	(13)	—		$86.78		6/29/2016	(15)	—	—
	428	(11)	1,712	(11)	—		$241.79		6/29/2016	(15)
	—		—		—	(6)	$289.54		6/29/2016	(15)

(1)	Option granted August 13, 2007 and vested in full on August 13, 2013.

(2)	Option granted January 1, 2008. The option vests at the rate of 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $42.00 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2008 through the close of business on the trading date preceding each date on which the option is exercised. The exercise price will not be less than $37.65 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $70 per share over the exercise price. On December 26, 2015, the exercise price would have been $135.40. Of the shares subject to the remaining unexercised option, 301,546 shares expire on December 31, 2017 and 150,773 shares expire on December 31, 2018.

(3)	Option granted January 1, 2010 and vested in full on January 1, 2015.

(4)	Option granted January 1, 2011 and vested in full on January 1, 2016.

(5)	Option granted January 1, 2015, subject to vesting at the rate of 33.3% per year starting on January 1, 2017, if certain performance criteria were met. In February 2016, the Compensation Committee determined that the performance criteria had not been reached and therefore the option lapsed.

(6)	Option granted January 1, 2015, subject to vesting at the rate of 20% per year starting on March 1, 2016, if certain performance criteria were met. In February 2016, the Compensation Committee determined that the performance criteria had not been reached and therefore the option lapsed.

(7)	Option granted January 1, 2007 and vested in full on January 1, 2012.

(8)	Option granted January 1, 2011 and vesting at the rate of 20% per year due to certain performance criteria having been met as of March 1, 2012.

(9)	Option granted January 1, 2012 and vesting at the rate of 20% per year due to certain performance criteria having been met as of March 1, 2013.

(10)	Option granted January 1, 2013 and vesting at the rate of 20% per year due to certain performance criteria having been met as of March 1, 2014.

(11)	Option granted January 1, 2014 and vesting at the rate of 20% per year due to certain performance criteria having been met as of March 1, 2015.

(12)	Option granted January 1, 2011. Option to purchase 60% of shares will vest on January 1, 2016 and the remaining shares vested annually in equal numbers over the following four years contingent on Mr. Geist’s continued employment with the Company.

(13)	Option granted March 11, 2011. The option vested at the rate of 33.3% per year starting on March 11, 2014.

(14)	Effective as of the close of business on February 19, 2016, Mr. Urich retired from the Company. In accordance with the Employee Equity Incentive Plan, all exercisable options as of the retirement date have an expiration date ninety (90) days after the retirement date.

(15)	Effective as of the close of business on March 31, 2016, Mr. Pagano retired from the Company. In accordance with the Employee Equity Incentive Plan, all exercisable options as of the retirement date have an expiration date ninety (90) days after the retirement date.

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Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth information regarding options exercised by the Named Executive Officers during Fiscal Year 2015, as well as information regarding the value realized on such exercise. No Named Executive Officers have been granted any restricted stock awards that vested during Fiscal Year 2015.

	Option Awards
	No. of Shares
	Acquired on
	Exercise	Value Realized
Name	(#)	on Exercise
Martin F. Roper	178,616	$17,738,568
William F. Urich	—	—
C. James Koch	15,000	$2,721,732
John C. Geist	3,800	$891,029
Robert P. Pagano	10,100	$1,456,862

Employment Contracts, Termination of Employment, and Change in Control Agreements

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as C. James Koch remains an employee of Boston Beer: (1) he will devote such time and effort, as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

Except for employees covered by a collective bargaining agreement (“CBA”), all full-time employees of Boston Beer, including each of the Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits the employee from accepting employment with a competitor for a period of one year after leaving Boston Beer. Nevertheless, all employees of Boston Beer not covered by a CBA are employed “at-will.”

With the exception of the 2008 CEO Option and the 2016 CEO Option, which are subject to limited acceleration pursuant to defined schedules in the event of a change of ownership of our Class B Stock, all options granted under the EEIP on or before December 31, 2015, including those granted to the Named Executive Officers, become immediately exercisable in full in the event that C. James Koch and/or members of his family cease to control a majority of Boston Beer’s issued and outstanding Class B Common Stock (a “Change of Control”).

The option agreements do not discriminate in scope or terms of operation for Executive Officers or other salaried employees.

In the hypothetical event that a Change of Control occurred on December 26, 2015, Mr. Roper would have had 452,319 option shares immediately vest pursuant to his January 1, 2008 Option Agreement. Pursuant to that agreement, said options would have been exercisable at a price of $135.40. On that date, the market price of Boston Beer stock was $205.40. In the hypothetical event that Mr. Roper exercised all such shares and immediately sold such shares at the market price, he would have received gross income of $31,662,330.

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AUDIT INFORMATION

Deloitte audited our consolidated financial statements for Fiscal Year 2015. Ernst & Young LLP (“EY”) audited our consolidated financial statements for Fiscal Year 2014.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Boston Beer’s independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2015 and EY during 2014. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2015 and by EY for Fiscal Year 2014 are as follows:

	2015	2014
Audit Fees	$699,600	$753,602
Audit-Related Fees(1)	$8,000	$25,376
Tax Fees(2)	$50,000	$67,000
TOTAL	$757,600	$845,978

(1)	Audit-related fees in 2015 represent fees paid to Deloitte for work related to the filing of a Form S-8 for registration of Employee Equity Incentive Plan shares. Audit-related fees in 2014 represent fees paid to EY for the audit of the Company’s 401(k) plans.

(2)	Tax fees in 2015 represent fees paid to Deloitte for federal and state tax return compliance assistance. Tax fees in 2014 represent fees paid to EY for federal and state tax return compliance assistance and other tax-related advisory services.

Change of Independent Registered Public Accounting Firm

In late 2014 through February 2015, we extended requests for proposals to several independent registered public accountants, including EY and Deloitte. After performing a full analysis of the responses to these proposals, senior management determined that Deloitte was the best candidate to serve as our independent registered public accounting firm for Fiscal Year 2015, and made a corresponding recommendation to the Audit Committee.

At its meeting on February 19, 2015, the Audit Committee discussed senior management’s recommendations. The Committee then sought further input from the full Board and, on February 27, 2015, the Chairman of the Audit Committee, acting with authority on behalf of the Committee, terminated the engagement of EY as the Company’s independent registered public accounting firm and engaged Deloitte to serve as its independent registered public accounting firm to audit the Company’s financial statements for Fiscal Year 2015. The appointment of Deloitte was ratified by the sole Class B Stockholder.

During our two fiscal years prior to the date of engagement, we did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that Deloitte might render on our financial statements.

Representatives of Deloitte are expected to be present at the 2016 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report1

The Audit Committee, which is comprised of three independent Directors, each of whom qualifies as an “audit committee financial expert” in accordance with applicable SEC rules based on his relevant experience, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2015 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee met privately with our independent registered public accounting firm, our internal auditor, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2015 filed with the SEC.

Gregg A. Tanner, Chair

Jay Margolis
Jean-Michel Valette

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Auditor Independence

Neither the report of EY on our financial statements for 2014 nor the report of Deloitte on our financial statements for 2015 contained an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years, there were no disagreements with EY or Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to such accountants’ satisfaction, would have caused such accountants to make reference to the subject matter of the disagreement in connection with its reports. During our two most recent fiscal years, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

VOTING MATTERS FOR 2016 ANNUAL MEETING

Item 1:	Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated David A. Burwick, Michael Spillane, and Jean-Michel Valette for election to the Board as a Class A Director for a one-year term. Mr. Burwick and Mr. Valette are incumbent Class A Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:	Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2011 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of the shares of the Company’s Class A Common Stock cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2011 voting results, and based upon its prior recommendation, the Board determined that Boston Beer will conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the holders of Class A Common Stock have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing the holders of Class A Common Stock with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of Boston Beer’s Named Executive Officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives, which will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the Named Executive Officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, resulting from such policies and procedures are hereby determined to be appropriate for Boston Beer and are accordingly approved.”

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The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the 2015 compensation paid to its Named Executive Officers, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

Item 3:	Election of Class B Directors by Class B Stockholders

The Board of Directors, upon the recommendation of the Nominating/ Governance Committee, has nominated David P. Fialkow, Cynthia Fisher, C. James Koch, Jay Margolis, Martin F. Roper, and Gregg A. Tanner for election to the Board as a Class B Director for a one-year term. Ms. Fisher, Mr. Koch, Mr. Margolis, Mr. Roper, and Mr. Tanner are incumbent Class B Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by the Class B Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class B Stockholders vote “FOR” all nominees for Class B Director.

Item 4:	Ratification of Appointment of Independent Registered Public Accounting Firm by Class B Stockholders

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for the 2016 fiscal year.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholders ratify the selection of Deloitte as our independent registered accounting firm for the fiscal year ending December 31, 2016 (“Fiscal Year 2016”).

Under Boston Beer’s Articles of Organization, voting rights regarding matters other than a limited number of specific issues solely rest with the Company’s Class B Common Stock. Accordingly, an affirmative vote of the sole Class B Stockholders is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholders vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Boston Beer’s Fiscal Year 2016.

Stockholder Proposals for 2017 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2017 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 14, 2016.

If a stockholder wishes to present a proposal at the 2017 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 10, 2017, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

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OTHER INFORMATION

Annual Report

A copy of the 2015 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

By order of the Board of Directors,

Kathleen H. Wade

Corporate Secretary

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THE BOSTON BEER COMPANY, INC.

ONE DESIGN CENTER PLACE, SUITE 850 BOSTON MA 02210 | PH 617.368.5000

WWW.BOSTONBEER.COM

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THE BOSTON BEER COMPANY, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK____________

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DESIGNATION (IF ANY)
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000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 24, 2016.

Vote by Internet

- Go to **www.envisionreports.com/sam**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

VOTING MATTERS FOR THE CLASS A STOCKHOLDERS

A Proposals — This Proxy will be voted as directed, or if no direction is indicated, will be voted "FOR" the election of directors and "FOR" Item 2.

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1. ELECTION OF CLASS A DIRECTORS: Nominees:
   01 - David A. Burwick
   02 - Michael Spillane
   03 - Jean-Michel Valette

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.

***Exceptions**____

2. To approve, by non-binding advisory vote, our Named Executive Officers' compensation.

For	Against	Abstain
☐	☐	☐

3. Such other matters as may properly come before the meeting or at any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 2 7 6 6 2 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02BBGC

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Admission Ticket

THE BOSTON BEER COMPANY, INC.

2016 ANNUAL MEETING

To Downtown Boston
93
Exit 18
Massachusetts
Avenue
Brookline
Village
9
Tremont St.
Centre St.
Columbus
Ave.
Melnea
Cass Blvd.
U of Mass
Boston
Boylston St.
Amory St.
Jamaicaway
Egleston
Square
South
East
Expressway
THE
BREWERY
Green St.
Washington St.
Franklin
Park
N
Arnold
Arboretum
Dorchester

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON:

FROM THE NORTH OF BOSTON:

FROM THE SUBWAY:

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.
The Proxy Statement and the 2015 Annual Report to Stockholders are available at: **www.envisionreports.com/sam.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE BOSTON BEER COMPANY

PROXY – Annual Meeting of Stockholders – May 25, 2016
CLASS A COMMON STOCK

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday, May 25, 2016 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.

(Continued and to be marked, dated and signed, on the other side)